UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         December 6, 2004

The Gymboree Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-21250	942615258

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Howard Street, San Francisco, CA		94105

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code         (415) 278-7000

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement

     On December 6, 2004, the Board of Directors of the Gymboree Corporation appointed Blair Lambert to serve as its Chief Operating Officer effective January 18, 2005. A copy of a press release dated December 7, 2004 announcing his appointment is attached hereto as Exhibit 99.1. Although the Company has not entered into a written employment agreement with Mr. Lambert, on December 6, 2004 the Company agreed to a compensation arrangement with Mr. Lambert.

     Effective when Mr. Lambert commences employment as the Company’s Chief Operating Officer, Mr. Lambert will receive an annual salary of $385,000 and be eligible to participate in the company’s annual discretionary bonus plan with a target payout at 75% of his base salary. Effective on the date Mr. Lambert commences his employment with the Company, he will be granted an option to purchase 100,000 shares of the Company’s common stock at an exercise price equal to the fair market value of a share of the Company’s common stock on that date, and a restricted stock award for 50,000 shares of the Company’s common stock, both under the Company’s 2004 Equity Incentive Plan. The option will vest with respect to 1/4 of the shares subject to the option on the first anniversary of the grant date and with respect to an additional 1/48 of the shares after completion of each one-month period of continuous service thereafter. The restricted stock award will vest with respect to 1/2 of the shares on the second anniversary of the grant date and with respect to an additional 1/48 of the shares after completion of each one-month period of continuous service thereafter.

     Mr. Lambert will be eligible to participate in The Gymboree Corporation Management Change of Control Plan. In the event of a change of control of the Company, if Mr. Lambert’s employment terminates on an involuntary basis, but not for death, disability or cause, at any time within 18 months following the change of control, Mr. Lambert will be eligible to receive a payment equal to three times his annual salary and a pro-rated bonus, in a single lump sum payment, less taxes, within 10 days after the date his employment terminates. Mr. Lambert would also be eligible to receive benefits coverage for 18 months.

     Mr. Lambert will also be eligible to participate in The Gymboree Corporation Management Severance Plan, under which he will be eligible to receive a severance payment equal to 50% of his gross base salary if he is involuntarily terminated other than for death, disability or cause. This amount would be paid in equal monthly installments over the 12-month period following the date his employment terminates.

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Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 6, 2004, the Board of Directors of the Gymboree Corporation appointed Blair Lambert to serve as its Chief Operating Officer effective January 18, 2005. A copy of a press release dated December 7, 2004 announcing his appointment is attached hereto as Exhibit 99.1. The description of Mr. Lambert’s compensation arrangement is hereby incorporated by reference from Item 1.01 above.

Mr. Lambert, 46, has served on the Company’s Board of Directors since 2003. Mr. Lambert has served as chief financial officer at Illuminations.com since August 2003. In May 2004, Candle Acquisition Co. purchased the assets of Illuminations.com. Mr. Lambert continued to serve as chief financial officer and was appointed to the board of directors. In addition, he has acted as a private consultant for specialty retail businesses.

From June 1996 through October 2001, Mr. Lambert was the chief financial officer at bebe stores, inc. where he was responsible for financial and operating functions including information systems, distribution, merchandise planning and human resources. From 1988 to 1996, Mr. Lambert worked at Esprit de Corp., and was Corporate Vice President of Finance when he departed.

Item 9.01    Financial Statements and Exhibits

(c)	Exhibits

99.1	Press release of The Gymboree Corporation issued December 7, 2004.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION
Date: December 7, 2004	By:	/s/ Myles B. McCormick Myles B. McCormick Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of The Gymboree Corporation issued December 7, 2004.

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